UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2018

AMN HEALTHCARE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-16753	06-1500476
(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive; Suite 100

San Diego, California 92130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 871-8519

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 9, 2018, AMN Healthcare Services, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among (1) the Company, as a guarantor, (2) AMN Healthcare, Inc., as borrower (the “Borrower”), (3) certain subsidiaries of the Borrower, as guarantors, (4) the several lenders from time to time party thereto, as lenders (the “Lenders”), and (5) SunTrust Bank, as administrative agent for the Lenders (the “Administrative Agent”), to provide for a credit facility (the “Credit Facility”) consisting of a $400 million secured revolving credit facility (the “Revolver”) that includes a $50 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swingline loans. In addition, the Credit Agreement provides that the Borrower may from time to time obtain an increase in the Revolver or the issuance of an incremental term loan or both in an aggregate principal amount not to exceed (A) $250 million plus (B) an additional amount (but without giving effect to any amount incurred simultaneously under the preceding clause (A)) such that, after giving effect to the incurrence of such additional amount the Consolidated Secured Net Leverage Ratio (as calculated in accordance with the Credit Agreement) is no greater than 2.25 to 1.00, subject to, among other conditions, the arrangement of additional commitments with financial institutions reasonably acceptable to the Borrower and the Administrative Agent. The Company and each material domestic subsidiary of the Borrower (together with the Company, collectively, the “Guarantors”) have guaranteed the obligations of the Borrower under the Credit Agreement. The obligations of the Borrower and the Guarantors under the Credit Agreement and the Credit Facility are secured by substantially all of their assets.

The Revolver is available for working capital, capital expenditures, permitted acquisitions and general corporate purposes of the Company and its subsidiaries. The maturity date of the Credit Facility is February 9, 2023.

Approximately $19,320,000 of standby letters of credit issued under the Borrower’s existing credit facilities have been rolled into and been deemed issued under the Revolver.

Loans under the Credit Facility bear interest at per annum floating rates based upon, at the selection of the Borrower, either (1) a London Interbank Offered Rate (“LIBOR”) for the maturity period equal to the interest period selected by the Borrower for the applicable loan plus a spread of 1.00% to 2.00% or (2) a base rate (which generally equals the greatest of (x) the rate publicly announced by the Administrative Agent as its prime rate, (y) the federal funds rate plus 0.5% and (z) one-month LIBOR plus 1.0%) plus a spread of 0.00% to 1.00%. The applicable spread for LIBOR and base rate loans depends on the Company’s Consolidated Net Leverage Ratio, as calculated quarterly in accordance with the Credit Agreement. The Revolver carries an unused fee of 0.20% to 0.35% per annum and each standby letter of credit issued under the Revolver is subject to a letter of credit fee ranging from 1.00% to 2.00% per annum of the average daily maximum amount available to be drawn under the standby letter of credit, in each case, depending on the Company’s Consolidated Net Leverage Ratio, as calculated quarterly in accordance with the Credit Agreement.

There are no mandatory reductions in the Revolver.

The Credit Agreement contains various customary affirmative and negative covenants, including limitations on the ability of the Company to declare and pay dividends. It also contains quarterly financial covenants that require the Company and its subsidiaries:

(1)    not to exceed the maximum Consolidated Net Leverage Ratio (as calculated in accordance with the Credit Agreement), which is set at 3.75 to 1.00, and

(2)    to maintain a minimum Consolidated Interest Coverage Ratio (as calculated in accordance with the Credit Agreement) of 2.50 to 1.00.

The payment obligations under the Credit Agreement may be accelerated upon the occurrence of defined events of default.

The foregoing description of the Credit Agreement is a summary and does not contain all of the exceptions and qualifications that may apply. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the actual agreement, which the Company intends to file within the time period prescribed by the SEC rules and regulations. Unless the context otherwise indicates, capitalized terms used in this Item 1.01 without definition have the meanings given to them in the Credit Agreement.

Certain of the Lenders and the Administrative Agent and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for the Company and its subsidiaries for which services they have received, and may in the future receive, customary fees.

Item 1.02	Termination of a Material Definitive Agreement.

On February 9, 2018, the Company had no outstanding borrowings under the existing credit facilities, which were governed by the Credit Agreement dated as of April 18, 2014 by and among the Company, as a guarantor, the Borrower, as borrower, certain subsidiaries of the Borrower, as guarantors, certain lenders from time to time party thereto and the Administrative Agent, as administrative agent for the lenders (as amended to date, the “Prior Credit Agreement”). The Prior Credit Agreement was terminated upon the entry into the Credit Agreement on February 9, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN HEALTHCARE SERVICES, INC.

Date: February 12, 2018	By:	/s/ Brian M. Scott
Brian M. Scott
Chief Financial Officer and Treasurer